Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective December 1, 2021 or such other date as agreed by the parties hereto (the “Effective Date”), is by and between PROVENTION BIO, INC., a Delaware corporation (the “Company”) and Thierry Chauche (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall govern the terms of employment between the Executive and the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Term. The employment relationship hereunder shall be for the period commencing on the Effective Date until terminated by either party as provided in ARTICLE 4, (the “Term”). In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date, Base Salary, Annual Bonus, and other unaccrued benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE, DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall employ the Executive to render full-time services to the Company on the terms and conditions hereinafter set forth. The Executive shall serve in the capacity of Chief Financial Officer.

Section 2.2. Duties. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”). The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with his/her position as Chief Financial Officer from time to time as the CEO may direct. During the Term, the Executive also shall serve in such other positions or capacities as may, from time to time, be reasonably requested by the Company or any of its Affiliates.

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Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his/her best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the CEO’s prior written consent, except that, without such written consent, the Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs; and (ii) manage the Executive’s passive personal investments. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity. Notwithstanding the above, the Company is aware that Executive is engaged in those activities listed in Exhibit A (if any) and consents to his continued participation in such activities and other non-commercial activities that do not interfere with Executive’s duties hereunder.

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be remotely, or such other place as permitted by the CEO. Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $410,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to periodic adjustments as the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company shall in its discretion deem appropriate.

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(b) Annual Bonus. For each calendar year ending during the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to forty percent (40%) of the Base Salary earned by the Executive for such calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Compensation Committee for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year shall be made by the Compensation Committee, in his discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, by March 15 of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, except as otherwise provided herein, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed in good standing by the Company at the time of such payment for such Annual Bonus to be due and payable.

(c) Performance Bonus. If the Executive secures at least $50 million in non-dilutive financing for the Company by June 30, 2022, as determined in the sole discretion of the Compensation Committee, the Executive shall be eligible to receive a one-time performance bonus of $50,000 (the “Performance Bonus”). The Performance Bonus will be paid as soon as practicable after the Compensation Committee determines it has been earned, but in no event later than March 15, 2023. The Performance Bonus shall not be deemed earned until the date that it is paid. Accordingly, except as otherwise provided herein, in order for the Executive to receive the Performance Bonus, the Executive must be actively employed in good standing by the Company at the time of such payment for the Performance Bonus to be due and payable.

(d) Equity Compensation. The Executive shall be eligible to receive equity compensation, the details of which shall be provided under separate cover pursuant to a stock grant agreement (each a “Stock Option Agreement”).

(e) Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs in its discretion.

(f) Paid Vacation. The Executive shall be eligible to take paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time to time, for all reasonable out-of-pocket business and travel expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

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ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination Without Cause or Resignation for Good Reason.

(a) The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon fourteen days prior written notice to the Executive. Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the provisions set forth in Section 4.1(c).

(b) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) gross negligence or willful misconduct by the Executive, or failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the CEO or his designee from time to time, which is not cured upon at least thirty (30) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the reasonable discretion of the Board); or (iv) the Executive violates this Agreement or the Covenants Agreement (as defined in Section 5.1 below). In addition, solely for the purpose of determining the application of Section 4.7 under applicable law (and without adversely impacting the Executive’s severance or equity entitlements), “Cause” will include (y) the Board’s good faith determination that it has a reasonable basis for dissatisfaction with the Executive’s employment for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior or (z) other grounds for discharge that are reasonably related, in the Board’s good faith determination, to the performance of the Executive and the needs of the business of the Company or its Affiliates.

(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (i) a material breach by the Company of the terms of this Agreement; (ii) a material reduction in the Executive’s Base Salary (other than pursuant to a reduction uniformly applicable to all senior executives of the Company; (iii) a material diminution in the Executive’s title, authority, duties or responsibilities; or (iv) the Company’s change in the geographic location at which the Executive is required to perform services for the Company of more than fifty (50) miles; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(d) If the Executive’s employment is terminated pursuant to Section 4.1(a), other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

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(i) the Accrued Obligations (as defined in Section 4.2(b));

(ii) each outstanding stock option held by the Executive under the Company’s 2017 Equity Incentive Plan (or for any successor plan) (the “Equity Plan”) that provides for vesting solely based on continued service (“time-based” vesting) shall become fully vested, and all of the Executive’s outstanding vested stock options (whether providing time-based or performance-based vesting) shall remain exercisable for a period of twelve (12) months, following the Termination Date (but in no event later than the expiration date of the term thereof); and

(iii) subject to Section 4.4 and Section 4.5, Section 4.6 and Section 4.7: (A) payments equal to nine (9) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary) and (B) nine (9) months of COBRA premiums, in each case less applicable withholdings and authorized deductions (the “Pre-CIC Severance Payments”), to be paid (subject to Section 5.16) in nine equal installments in accordance with the Company’s regular payroll practices, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; provided, however, that payments under subsection (B) of this section will cease in the event that Executive secures substantially gainful employment from a new employer prior to the expiration of the time such payments are to be paid, and Executive agrees to immediately inform the Company in writing if he becomes employed by a new employer. In addition Executive shall (X) receive accelerated vesting of any equity awards (other than stock options) to the extent such awards would have become vested during the nine (9) month period following the Termination Date had Executive continued to be employed by the Company, and (Y) be eligible to receive the pro rata portion of his Annual Bonus based on objectives achieved at the termination date, which shall be paid on the date the subject Annual Bonus would have been paid had the Executive’s employment continued.

(e) If the Executive’s employment is terminated pursuant to Section 4.1(a) within twelve (12) months following a Change in Control (as defined below) (the “Post-Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations; and

(ii) subject to Section 4.4, Section 4.5, Section 4.6 and Section 4.7, (A) payments equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary) and (B) twelve (12) months of COBRA premiums, in each case less applicable withholdings and authorized deductions (the “Post-CIC Severance Payments”), to be paid (subject to Section 5.16) in twelve equal installments in accordance with the Company’s regular payroll schedule, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; provided, however, that payments under subsection (B) of this section will cease in the event that Executive secures substantially gainful employment from a new employer prior to the expiration of the time such payments are to be paid, and Executive agrees to immediately inform the Company in writing if he becomes employed by a new employer. In addition Executive shall (X) be deemed to be fully vested in any and all outstanding equity awards of Executive and each of Executive’s outstanding stock options shall remain exercisable until the expiration date of the term of such option, and (Y) be eligible to receive the pro rata portion of his Annual Bonus based on objectives achieved at the termination date, which shall be paid on the date the subject Annual Bonus would have been paid had Executive’s employment continued.

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Section 4.2. Termination for Cause; Voluntary Termination

(a) The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon sixty (60) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.1) for purposes of Section 4.1 of this Agreement or otherwise.

(b) If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii) the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies);

(iii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any Company plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

(v) Notwithstanding anything to the contrary in any Stock Option Agreement or the Equity Plan, all of the Executive’s outstanding vested stock options as of the Termination Date, shall remain exercisable for a period of twelve (12) months, following the Termination Date (but in no event later than the expiration of their term thereof).

Section 4.3. Termination Resulting from Death or Disability.

(a) As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety 90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(c) If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.4. Release Agreement. In order to receive any of the severance payments or benefits provided in Section 4.1(d)(ii), Section 4(d)(iii) or Section 4.1(e)(ii) (the “Severance Payments”), the Executive must timely execute, deliver (and not revoke) a separation agreement and general release (the “Release Agreement”) in a form satisfactory to the Company. If the Executive is eligible for Severance Payments pursuant to Section 4.1, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The Severance Payments are subject to the Executive’s execution and delivery of such Release Agreement within 21 days (or 45 days in the case of a group layoff) of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement in accordance with applicable law.

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Section 4.5. Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement, the Release Agreement or any other agreement the Executive has with the Company.

Section 4.6. Covenants Regarding Other Employees. During the term of this Agreement, and for a period of twelve (12) months following the Executive’s termination of employment for any reason, the Executive agrees not to directly or indirectly solicit any employee of the Company to terminate his or his employment with the Company or to interfere in any manner with the business of the Company.

Section 4.7. Noncompete Following a Termination of Employment. In consideration of the extended exercisability of stock options provided pursuant to Section 4.2(b)(v), and the equity compensation and other consideration contemplated hereunder:

(a) During the term of this Agreement and, in the event of a termination of employment for any reason pursuant to Section 4.2, until twelve (12) months following the Termination Date (the “Non-Compete Period”), the Executive will not: (i) directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, act or provide services in a Restricted Capacity to or for any Competitor of the Company anywhere in the Restricted Area, whether on his own behalf or on behalf of any person; or (ii) solicit or encourage any customer or client, or undertake any action to induce or cause any customer or client to discontinue or diminish any part of its business with the Company. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than 3% of any class of outstanding securities in a publicly traded company.

(b) “Competitor” shall mean any entity that is engaged, directly or indirectly, in the business of developing and/or commercializing an enteroviral vaccine to prevent the onset of type one diabetes and/or any CD3, CD32B/CD79B or anti-IL-15 targeted interception for the treatment of prevention of any disease in humans. In the event Company in-licenses or acquires other assets while the Executive is still employed by the Company, the definition of Competitor, subject to prior notice and the mutual written agreement of the parties, will be expanded to include the specific mechanisms of action against which the in-licensed or acquired assets are at that time known to be targeted.

(c) “Restricted Area” means (a) during the term of this Agreement, any geographic area where the Company or any of its Affiliates conducts or is actively planning to conduct all or any portion of its business or (b) with respect to the portion of the Non-Compete Period that follows the Termination Date, any geographic area where the Executive provided services or had a material presence or influence on behalf of the Company or any of its Affiliates at any time within the twenty-four (24)-month period immediately preceding the Termination Date.

(d) “Restricted Capacity” means (a) during the Term of this Agreement, any capacity or (b) with respect to the portion of the Non-Compete Period that follows the Termination Date, any capacity to the extent involving any of the types of services that the Executive provided to the Company or any of its Affiliates within the twenty-four (24)-month period immediately preceding the Termination Date.

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(f) In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 4.7. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 4.7, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. The Executive further agrees that the Non-Compete Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in Section 4.7(a)(ii). The Executive agrees that, if he violates any fiduciary duty to the Company or any of its Affiliates or unlawfully takes any confidential information or other property belonging to the Company or any of its Affiliates, the Non-Compete Period, as applied to Section 4.7(a)(i), will extend by the time during which the Executive engages in such activities, for up to a total of twenty-four (24) months following termination of the Executive’s employment. The Executive and the Company further agree that, in the event that any provision of this Section 4.7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 4.7. No change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 4.7.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Company Non-Disclosure and Invention Assignment Agreement. Concurrent with the execution of this Agreement, Executive shall enter into an Employee Non- Disclosure and Invention Assignment Agreement (“Covenants Agreement”), the terms of which are incorporated herein by reference. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

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Section 5.3. Entire Agreement. This Agreement, any Stock Option Agreement, and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement, the Covenants Agreement, or any Stock Option Agreement. To the extent there is any conflict with regard to the terms of this Agreement, any Stock Option Agreement and the Covenants Agreement, the terms of this Agreement shall control. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, in the Covenants Agreement, or any Stock Option Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement, the Covenants Agreement, or any Stock Option Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement or the Covenants Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

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If to the Company, to:

Provention Bio, Inc.

Attn: Ashleigh Palmer, CEO

If to the Executive, to:

Thierry Chauche

Any person named above may designate another or an additional notification address and contact person by giving notice in accordance with this Section to the other persons named above.

Section 5.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the Commonwealth of Massachusetts and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

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Section 5.10. Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof. The Executive acknowledges that the Company provided the Executive with this Agreement by the earlier of (a) the date of a formal offer of employment from the Company or (b) ten (10) business days before the Effective Date.

Section 5.11. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 or Section 5.11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

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Section 5.15. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him under applicable law with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

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Section 5.17. 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c) For purposes of this Section 5.17, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

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Section 5.18. Recoupment of Erroneously Awarded Compensation. Any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time before the date of the award of the incentive based or other compensation will be subject to the deductions and clawback as may be required by such law, government regulation, stock exchange listing requirement or clawback policy. In addition, if the Executive is or becomes an executive officer subject to the incentive compensation repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), then if required by the Dodd-Frank Act or any of its regulations, the Executive will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Dodd-Frank Act and any of its regulations.

Section 5.19. Certain Definitions. As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

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(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

PROVENTION BIO, INC.

By:	/s/: Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	Chief Executive Officer

EXECUTIVE

/s/: Thierry Chauche
Thierry Chauche

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